QuickLinks -- Click here to rapidly navigate through this document

Exhibit k.20

BB&T
Loan Agreement

9560119213 Account Number

        This Loan Agreement (the "Agreement") is made this 22 day of June, 2004 by and between BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation ("Bank"), and:

        Gladstone Capital Corporation, a Maryland corporation ("Borrower"), having its chief executive office at McLean, Virginia.

        The Borrower has applied to Bank for and the Bank has agreed to make, subject to the terms of this Agreement, the following loan(s) (hereinafter referred to, singularly or collectively, if more than one, as "Loan"):

        Line of Credit ("Line of Credit") in the maximum principal amount not to exceed $15,000,000.00 at any one time outstanding for the purpose of working capital and other general corporate purposes which shall be evidenced by the Borrower's Promissory Note dated on or after the date hereof which shall mature June 1, 2005, when the entire unpaid principal balance then outstanding plus accrued interest thereon shall be paid in full. Prior to maturity or the occurrence of any Event of Default hereunder and the Borrower may borrow, repay, and reborrow under the Line of Credit through maturity. The Line of Credit shall bear interest at the rate set forth in the Note, the terms of which are incorporated herein by reference.

        The Promissory Note evidencing the Line of Credit is referred to herein as the "Note" and shall include all extensions, renewals, modifications and substitutions thereof. The Line of Credit shall be secured by the collateral described in the security documents described below.

Section 1    Conditions Precedent

        The Bank shall not be obligated to make any disbursement of Loan proceeds until all of the following conditions have been satisfied by proper evidence, execution, and/or delivery to the Bank of the following items in addition to this Agreement, all in form and substance satisfactory to the Bank and the Bank's counsel in their sole discretion:

        Note: The Note evidencing the Loan duly executed by the Borrower.

        Security Agreement: A General Security Agreement in which Borrower and any other owner (a "Debtor") of personal property collateral shall grant to Bank a first priority security interest in the personal property specified therein. (If Bank has or will have a security interest in any collateral which is inferior to the security interest of another creditor, Borrower must fully disclose to Bank any and all prior security interests, and Bank must specifically approve any such security interest which will continue during the Loan.)

        Control Agreement: A Control Agreement pertaining to Deposit Accounts, Letter-of-Credit Rights and/or Electronic Chattel Paper, as required in connection with the Security Agreement.

        UCC Financing Statements: Acknowledged copies of UCC Financing Statements duly filed in Borrower's or other owner's state of incorporation, organization or residence, and in all jurisdictions necessary, or in the opinion of the Bank desirable, to perfect the security interests granted in the Security Agreement, and certified copies of Information Requests identifying all previous financing statements on record for the Borrower or other owner, as appropriate from all jurisdictions indicating that no security interest has previously been granted in any of the collateral described in the Security Agreement, unless prior approval has been given by the Bank.

        Pledge Agreement: A Pledge Agreement (Membership Interests) executed by the Borrower assigning and pledging to Lender as additional collateral for the Loan all of the membership interests in Gladstone Business Loan, LLC.

        Authorization and Certificate: An Authorization and Certificate executed by each Debtor under which such Debtor authorizes Bank to file a UCC Financing Statement describing collateral owned by such Debtor.

        Commitment Fee: A commitment fee (or balance thereof) of $18,750 payable to the Bank on the date of execution of the Loan Documents.

        Unused Facility Fee: Borrower shall pay to Lender on the first day of each calendar quarter during the term of the Loan an unused facility fee in the amount of .20% per annum of the average unused portion of the Line of Credit.

        Corporate Resolution: A Corporate Resolution duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery, and performance of the Loan Documents on or in a form provided by or acceptable to Bank.

        Articles of Incorporation: A copy of the Articles of Incorporation and all other charter documents of the Borrower, all filed with and certified by the Secretary of State of the State of the Borrower's incorporation.

        By-Laws: A copy of the By-Laws of the Borrower, certified by the Secretary of the Borrower as to their completeness and accuracy.

        Certificate of Incumbency: A certificate of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents.

        Certificate of Existence: A certification of the Secretary of State (or other government authority) of the State of the Borrower's Incorporation or Organization as to the existence or good standing of the Borrower and its charter documents on file.

        Articles of Organization: A copy of the Articles of Organization and all other charter documents of Gladstone Business Loan, LLC, all filed with and certified by the Secretary of State of the State of incorporation of Gladstone Business Loan, LLC.

        Operating Agreement: A copy of the Operating Agreement of Gladstone Business Loan, LLC.

        Certificate of Existence: A certification of the Secretary of State (or other government authority) of the State of the organization of Gladstone Business Loan, LLC as to the existence or good standing of the Borrower and its charter documents on file.

        Opinion of Counsel: An opinion of counsel for the Borrower satisfactory to the Bank and the Bank's counsel.

        Additional Documents: Receipt by the Bank of other approvals, opinions, or documents as the Bank may reasonably request.

Section 2    Representations and Warranties

        The Borrower and Guarantor(s) represent and warrant to Bank that:

        2.01.    Financial Statements.    The balance sheet of the Borrower and its subsidiaries, if any, and the related Statements of Income and Retained Earnings of the Borrower and its subsidiaries, the accompanying footnotes together with the accountant's opinion thereon, and all other financial information previously furnished to the Bank, are true and correct and fairly reflect the financial condition of the Borrower and its subsidiaries as of the dates thereof, including all contingent liabilities of every type, and the financial condition of the Borrower and its subsidiaries as stated therein has not changed materially and adversely since the date thereof.

        2.02.    Name, Capacity and Standing.    The Borrower's exact legal name is correctly stated in the initial paragraph of the Agreement. The Borrower warrants and represents that it is duly organized and validly existing under the laws of its state of incorporation or organization; that it and/or its subsidiaries, if any, are duly qualified and in good standing in every other state in which the nature of their business shall require such qualification, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower or the Borrower's ability to perform its obligations under the Loan Documents, and are each duly authorized by their board of directors to enter into and perform the obligations under the Loan Documents.

        2.03.    No Violation of Other Agreements.    The execution of the Loan Documents, and the performance by the Borrower, by any and all pledgors (whether the Borrower or other owners of collateral property securing payment of the Loan (hereinafter sometimes referred to as the "Pledgor")) will not violate any provision, as applicable, of its articles of incorporation, or of any law, other agreement, indenture, note, or other instrument binding upon the Borrower or Pledgor, or give cause for the acceleration of any of the respective obligations of the Borrower or Pledgor.

        2.02.    Authority.    All authority from and approval by any federal, state, or local governmental body, commission or agency necessary to the making, validity, or enforceability of this Agreement and the other Loan Documents has been obtained.

        2.04.    Asset Ownership.    The Borrower has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements furnished to the Bank, and all such properties and assets are free and clear of mortgages, deeds of trust, pledges, liens, and all other encumbrances except as otherwise disclosed to Bank. In addition, each other owner of collateral has good and marketable title to such collateral, free and clear of any liens, security interests and encumbrances, except as otherwise disclosed to Bank.

        2.05.    Discharge of Liens and Taxes.    The Borrower and its subsidiaries, if any, have filed, paid, and/or discharged all taxes or other claims which may become a lien on any of their respective properties or assets, excepting to the extent that such items are being appropriately contested in good faith and for which an adequate reserve (in an amount acceptable to Bank) for the payment thereof is being maintained.

        2.06.    Regulation U.    None of the Loan proceeds shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of the provisions of Regulation U of the Board of Governors of the Federal Reserve System.

        2.07.    ERISA.    Each employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Borrower or by any subsidiary of the Borrower meets, as of the date hereof, the minimum funding standards of Section 302 of ERISA, all applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and no "Reportable Event" nor "Prohibited Transaction" (as defined by ERISA) has occurred with respect to any such plan.

        2.08.    Litigation.    There is no claim, action, suit or proceeding pending, threatened or reasonably anticipated before any court, commission, administrative agency, whether State or Federal, or arbitration which will materially adversely affect the financial condition, operations, properties, or business of the Borrower or its subsidiaries, if any, or the ability of the Borrower to perform its obligations under the Loan Documents.

        2.09.    Other Agreements.    The representations and warranties made by Borrower to Bank in the other Loan Documents are true and correct in all respects on the date hereof.

        2.10.    Binding and Enforceable.    The Loan Documents, when executed, shall constitute valid and binding obligations of the Borrower, the execution of such Loan Documents has been duly authorized by the parties thereto, and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally.

        2.11.    Commercial Purpose.    The Loan(s) are not "consumer transactions", as defined in the Virginia Uniform Commercial Code, and none of the collateral was or will be purchased or held primarily for personal, family or household purposes.

Section 3    Affirmative Covenants

        The Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations owed under the Loan Documents, Borrower shall:

        3.01.    Maintain Existence and Current Legal Form of Business.    (a) Maintain its existence and good standing in the state of its incorporation or organization, (b) maintain its current legal form of business indicated above, and, (c) as applicable, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower or the Borrower's ability to perform its obligations under the Loan Documents.

        3.02.    Maintain Records.    Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

        3.03.    Maintain Collateral.    Maintain, keep, and preserve all of the Collateral in good working order and condition, ordinary wear and tear excepted.

        3.04.    Conduct of Business.    Continue to engage in an efficient, prudent, and economical manner in a business of the same general type as now conducted.

        3.05.    Maintain Insurance.    Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business, and business interruption insurance if required by Bank, which insurance may provide for reasonable deductible(s). The Bank shall be named as loss payee (Long Form) on all policies which apply to the Bank's collateral, and the Borrower shall deliver certificates of insurance at closing evidencing same. All such insurance policies shall provide, and the certificates shall state, that no policy will be terminated without 20 days prior written notice to Bank.

        3.06.    Comply With Laws.    Comply in all material respects with all applicable laws, rules, regulations, and orders including, without limitation, paying before the delinquency of all taxes, assessments, and governmental charges imposed upon it or upon its property, and all Environmental Laws.

        3.07.    Right of Inspection.    Permit the officers and authorized agents of the Bank, at any reasonable time or times in the Bank's sole discretion (but not more than twice per year unless an Event of Default shall have occurred), to examine and make copies of the records and books of account of, to visit the properties of the Borrower, and to discuss such matters with any officers, directors, managers, members or partners, limited or general of the Borrower, and the Borrower's independent accountant as the Bank deems necessary and proper.

        3.08.    Reporting Requirements.    Furnish to the Bank:

          Financial Statements: As soon as available and not more than thirty (30) days after the end of each quarter, (i) copies of the Monthly Reports (as defined in the CIBC Credit Agreement, as defined in Section 7.11 of this Agreement), and (ii) internally prepared consolidating financial statements, prepared in accordance with GAAP consistently applied and certified as true and correct by an officer of the Borrower. Each quarterly financial statement shall be accompanied by a certificate from the chief financial officer of the Borrower ("Compliance Certificate") in the form attached hereto as Exhibit A.

          Annual Financial Statements: As soon as available and not more than one hundred twenty (120) days after the end of each fiscal year, balance sheets, statements of income, and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied. The financial statements must be of the following quality or better: Audited.

          Notice of Litigation: Promptly after the receipt by the Borrower of notice or complaint of any action, suit, and proceeding before any court or administrative agency of any type which, if determined adversely, could have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents ("Material Adverse Effect").

          Notice of Default: Promptly upon discovery or knowledge thereof, notice of the existence of any event of default under this Agreement or any other Loan Documents.

          Other Information: Such other information as the Bank may from time to time reasonably request.

        3.09.    Deposit Accounts.    Maintain substantially all of its demand deposit/operating accounts with the Bank, provided that such accounts are offered on a market-competitive basis.

        3.10.    Affirmative Covenants from other Loan Documents.    All affirmative covenants contained in any Security Agreement or other security document executed by the Borrower which are described in paragraph 2 hereof are hereby incorporated by reference herein.

        3.11.    Maintenance of BDC and Registered Investment Company Status.    Maintain its status as a Business Development Company and Registered Investment Company under the Investment Company Act of 1940.

        3.12.    Repayment of Advances.    Unless otherwise affirmatively agreed to in writing by Lender, repay each Advance within ninety (90) days following the Funding Date (as defined in Section 4.01).

Section 4    Advances

        4.01.    Funding Notice.    On the terms and conditions hereinafter set forth, the Borrower may, by delivery of a written notice to Lender, in the form of Exhibit A (each a "Funding Notice"), request that the Lender make advances to it under the Credit Facility (each an "Advance") which, at any time, shall not exceed the maximum principal amount of the Credit Facility. Such Borrower Notice shall be delivered not later than 5:00 p.m. (Washington, D.C. time) on the date which is two (2) Business Days prior to the requested funding date (the date on which any Advance is funded being hereinafter referred to as a "Funding Date"). Each Funding Notice shall specify (i) the amount of Advances to be borrowed, (ii) the requested Funding Date (which, in all cases, shall be a Business Day), (iii) the proposed loan transaction to be funded by such Advance (each a "Funded Loan"), including a summary of such transaction and a checklist of the proposed collateral documents for such Funded Loan (the "Document Checklist"), (iv) the name, address, contact information and wiring instructions for the escrow agent or similar party who will conduct the closing of the proposed loan transaction (the "Escrow Agent"), (v) a new Exhibit A to the Security Agreement, and (vi) a certification from the

Borrower that each proposed Funded Loan satisfies the requirements for a "Transferred Loan" under the CIBC Credit Agreement (as defined in Section 8.11).

        4.02.    Funding of Advance.    On the Funding Date, upon Lender's receipt of closing instructions executed by the Escrow Agent, the Lender shall wire transfer the amount of the approved Advance to the account of Escrow Agent specified in the Funding Notice. Within seven (7) Business Days following the Funding Date, Escrow Agent shall deliver to Lender (i) the original promissory note evidencing the Funded Loan and (ii) originals of all other "Loan Documents" (as defined in the Security Agreement) listed on the Document Checklist or otherwise relating to such Funded Loan.

Section 5    Financial Covenants

        The Borrower covenants and agrees that from the date hereof until payment in full of all indebtedness and the performance of all obligations under the Loan Documents, the Borrower shall at all times maintain the following financial covenants and ratios all in accordance with GAAP unless otherwise specified:

        Debt to Worth. A ratio of total liabilities (under generally accepted accounting principles as in effect from time to time in the United States) divided by total stockholder's equity of not greater than 0.85:1

        Liquidity. Liquid Assets of at least Five Million Dollars ($5,000,000.00). Liquid Assets is defined as unrestricted cash and cash equivalents. Notwithstanding the introductory sentence to this Section 5, Borrower's covenant with respect to Liquidity shall apply as of June 30, 2004, as of September 30, 2004 and as of December 31, 2004 and at all times thereafter.

        Debt Service Coverage. A Ratio of Cash Flow divided by Debt Service of not less than 2.5:1. Cash Flow is defined as earnings before interest, taxes, depreciation and amortization. Debt Service is defined as current maturities of long term debt plus interest expense.

Section 6    Negative Covenants

        The Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations under the Loan Documents, the Borrower shall not, without the prior written consent of the Bank:

        6.01.    Liens.    Create, incur, assume, or suffer to exist any lien upon or with respect to any of Borrower's properties, now owned or hereafter acquired, except:

          (a)   Liens existing on the date of this Agreement and set forth on Schedule 6.01 attached to this Agreement.

          (b)   Liens and security interests in favor of the Bank;

          (c)   Liens for taxes, fees, assessments or other government charges or levies not yet due and payable or otherwise being contested in good faith and for which appropriate reserves are maintained;

          (d)   Other liens imposed by law not yet due and payable, or otherwise being contested in good faith and for which appropriate reserves are maintained;

          (e)   Purchase money security interests on any property hereafter acquired, provided that such lien shall attach only to the property acquired.

          (f)    Leases as permitted under Section 6.05 of this Agreement.

        6.02.    Debt.    Create, incur, assume, or suffer to exist any debt, except:

          (a)   Debt to the Bank;

          (b)   Debt outstanding on the date hereof and shown on the most recent financial statements submitted to the Bank;

          (c)   Accounts payable to trade creditors incurred in the ordinary course of business;

          (d)   Debt secured by purchase money security interests as outlined above in Section 6.01 (e);

          (e)   Debt pursuant to any repurchase agreement fully collateralized by United States Treasury Obligations entered into for purposes of satisfying the Borrower's asset diversification requirements as a Registered Investment Company under the Investment Company Act of 1940.

        6.03.    Reserved.

        6.04.    Change of Legal Form of Business; Purchase of Assets.    Change Borrower's name or the legal form of Borrower's business as shown above, whether by merger, consolidation, conversion or otherwise, and Borrower shall not purchase all or substantially all of the assets or business of any Person.

        6.05.    Leases.    Create, incur, assume, or suffer to exist any leases, except:

          (a)   Leases outstanding on the date hereof and showing on the most recent financial statement submitted to the Bank;

          (b)   Operating Leases for machinery and equipment which do not in the aggregate require payments in excess of $100,000 in any fiscal year of the Borrower.

          (c)   Real property leases or licenses in the ordinary course of Borrower's business which do not grant to the landlord thereunder liens other than a landlord's lien on fixtures.

        6.06.    [Reserved]

        6.07.    [Reserved]

        6.08.    Guaranties.    Assume, guarantee, endorse, or otherwise be or become directly or contingently liable for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

        6.09.    Loans.    Make loans to directors, officers, partners, members, shareholders, subsidiaries and affiliates other than loans provided to employees for purposes of exercising options to purchase stock in the Borrower, which loans shall not exceed in the aggregate $20,000,000.

        6.10.    Disposition of Assets.    Sell, lease, or otherwise dispose of any of its assets or properties except in the ordinary and usual course of its business.

        6.11.    Transfer of Ownership; Change in Control.    Issue, transfer or sell, in the aggregate, from its treasury stock and/or currently authorized but unissued shares of any class of stock, in either case, issued and outstanding shares the result of which is a change in the management of the Borrower from the management team in place on the date of this Agreement.

        6.12.    Negative Covenants from other Loan Documents.    All negative covenants contained in the Security Agreement or other security document executed by the Borrower which are described in paragraph 2 hereof are hereby incorporated by reference herein.

Section 7    Hazardous Materials and Compliance with Environmental Laws

        7.01.    Investigation.    Borrower hereby certifies that it has exercised due diligence to ascertain whether its real property is or has been affected by the presence of asbestos, oil, petroleum or other hydrocarbons, urea formaldehyde, PCBs, hazardous or nuclear waste, toxic chemicals and substances, or other hazardous materials (collectively, "Hazardous Materials"), as defined in applicable Environmental Laws. Borrower represents and warrants that there are no such Hazardous Materials contaminating its real property, nor have any such materials been released on or stored on or improperly disposed of on its real property during its ownership, occupancy or operation thereof. Borrower hereby agrees that, except in strict compliance with applicable Environmental Laws, it shall not knowingly permit any release, storage or contamination as long as any indebtedness or obligations to Bank under the Loan Documents remains unpaid or unfulfilled. In addition, Borrower does not have or use any underground storage tanks on any of its real property which are not registered with the appropriate Federal and/or State agencies and which are not properly equipped and maintained in accordance with all Environmental Laws.

        7.02.    Compliance.    Borrower agrees to comply in all material respects with all applicable Environmental Laws, including, without limitation, all those relating to Hazardous Materials.

        7.03.    Remedial Action.    Borrower agrees to indemnify and hold Bank harmless from any and all loss or liability arising out of any violation of the representations, covenants, and obligations contained in this Section 7.

Section 8    Events of Default

        The following shall be "Events of Default" by Borrower:

        8.01. The failure to make prompt payment of any installment of principal or interest on the Note within 10 days of when due or payable.

        8.02. Should any representation or warranty made in the Loan Documents prove to be false or misleading in any material respect.

        8.03. Should any report, certificate, financial statement, or other document furnished prior to the execution of or pursuant to the terms of this Agreement prove to be false or misleading in any material respect.

        8.04. Should the Borrower default on the performance of any other obligation of indebtedness in excess of $50,000 when due or in the performance of any obligation incurred in connection with money borrowed.

        8.05. Should the Borrower breach any covenant, condition, or agreement made under any of the Loan Documents and such breach shall remain uncured for more than 30 days after Borrower becomes aware of such breach; provided that (i) such 30 day cure period shall not apply to a breach of or default under Sections 6.01 or 6.11 of this Agreement, and (ii) Borrower shall not have more than 1 such 30 day cure period with respect to any breach of a covenant, condition or agreement made under any of the Loan Documents.

        8.06. Should a custodian be appointed for or take possession of any or all of the assets of the Borrower, or should the Borrower either voluntarily or involuntarily become subject to any insolvency proceeding, including becoming a debtor under the United States Bankruptcy Code, any proceeding to dissolve the Borrower, any proceeding to have a receiver appointed, or should the Borrower or any Guarantor make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or any portion of the Borrower's assets, including an action or proceeding to seize any funds on deposit with the Bank, and such seizure is not discharged within 45 days.

        8.07. Should final judgment for the payment of money be rendered against the Borrower which is not covered by insurance and shall remain undischarged for a period of 45 days unless such judgment or execution thereon be effectively stayed.

        8.08. Upon the termination of existence of, or dissolution of Borrower.

        8.09. [Reserved]

        8.10. Should any lien or security interest granted to Bank to secure payment of the Note terminate, fail for any reason to have the priority agreed to by Bank on the date granted, or become unperfected or invalid for any reason.

        8.11. The occurrence of an "Early Termination Event" as defined in the Credit Agreement dated as of May 19, 2003 among Gladstone Business Loan, LLC, as borrower, Gladstone Advisers, Inc., as servicer, the Financial Institutions and Commercial Paper Lenders party thereto, CIBC World Markets Corp, as Structuring and Syndication Agent, and Canadian Imperial Bank of Commerce, as administrative agent (the "CIBC Credit Agreement").

Section 9    Remedies Upon Default

        Upon the occurrence of any of the above listed Events of Default, the Bank may at any time thereafter, at its option, take any or all of the following actions, at the same or at different times:

        9.01. Declare the balance(s) of the Note(s) to be immediately due and payable, both as to principal and interest, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower and each Guarantor, and such balance(s) shall accrue interest at the Default Rate as provided herein until paid in full;

        9.02. Require the Borrower to pledge additional collateral to the Bank from the Borrower's or any Guarantor's assets and properties, the acceptability and sufficiency of such collateral to be determined in the Bank's sole discretion;

        9.03. Take immediate possession of and foreclose upon any or all collateral which may be granted to the Bank as security for the indebtedness and obligations of Borrower under the Loan Documents;

        9.04. Exercise any and all other rights and remedies available to the Bank under the terms of the Loan Documents and applicable law, including the Virginia Uniform Commercial Code;

        9.05. Any obligation of the Bank to advance funds to the Borrower or any other Person under the terms of under the Note(s) and all other obligations, if any, of the Bank under the Loan Documents shall immediately cease and terminate unless and until Bank shall reinstate such obligation in writing.

Section 10    Miscellaneous Provisions

        10.01.    Definitions.

          "Default Rate" shall mean a rate of interest equal to Bank's Prime Rate plus two percent (2%) per annum (not to exceed the legal maximum rate) from and after the date of an Event of Default hereunder which shall apply, in the Bank's sole discretion, to all sums owing, including principal and interest, on such date.

          "Environmental Laws" shall mean all federal and state laws and regulations which affect or may affect any real property of Borrower, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Virginia Waste

  Management Act (Sections 10.1-1400 through 1457 of the Code of Virginia, The Chesapeake Bay Preservation Act (Sections 10.1-2100 through 10.1-2115), Storage Tanks Section 62.4-44.34:8 et seq., and all other state and local laws protecting the environment and dealing with the release and disposal of hazardous waste and materials, as such laws or regulations have been amended or may be amended.

          "Loan Documents" shall mean this Agreement including any schedule attached hereto, the Note, the Security Agreement, the Pledge Agreement, all UCC Financing Statements, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and replacements thereto and therefore.

          "Person" shall mean an individual, partnership, corporation, trust, unincorporated organization, limited liability company, limited liability partnership, association, joint venture, or a government agency or political subdivision thereof.

          "GAAP" shall mean generally accepted accounting principles as established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, as amended and supplemented from time to time.

          "Prime Rate" shall have the meaning given such term in the Note.

        10.02.    Non-impairment.    If any one or more provisions contained in the Loan Documents shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby and shall otherwise remain in full force and effect.

        10.03.    Applicable Law.    The Loan Documents shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

        10.04.    Waiver.    Neither the failure or any delay on the part of the Bank in exercising any right, power or privilege granted in the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power, or privilege which may be provided by law.

        10.05.    Modification.    No modification, amendment, or waiver of any provision of any of the Loan Documents shall be effective unless in writing and signed by the Borrower and Bank.

        10.06.    Payment Amount Adjustment.    In the event that any Loan(s) referenced herein has a variable (floating) interest rate and the interest rate increases, Bank, at its sole discretion, may at any time adjust the Borrower's payment amount(s) to prevent the amount of interest accrued in a given period to exceed the periodic payment amount or to cause the Loan(s) to be repaid within the same period of time as originally agreed upon.

        10.07    Stamps and Fees.    The Borrower shall pay all federal or state stamps, taxes, or other fees or charges, if any are payable or are determined to be payable by reason of the execution, delivery, or issuance of the Loan Documents or any security granted to the Bank; and the Borrower agrees to indemnify and hold harmless the Bank against any and all liability in respect thereof.

        10.08.    Attorneys' Fees.    In the event the Borrower shall default in any of its obligations hereunder and the Bank believes it necessary to employ an attorney to assist in the enforcement or collection of the indebtedness of the Borrower to the Bank, to enforce the terms and provisions of the Loan Documents, to modify the Loan Documents, or in the event the Bank voluntarily or otherwise should become a party to any suit or legal proceeding (including a proceeding conducted under the Bankruptcy Code), the Borrower agrees to pay the reasonable attorneys' fees of the Bank and all related costs of collection or enforcement that may be incurred by the Bank. The Borrower shall be liable for such attorneys' fees and costs whether or not any suit or proceeding is actually commenced.

        10.09.    Bank Making Required Payments.    In the event Borrower shall fail to maintain insurance, pay taxes or assessments, costs and expenses which Borrower is, under any of the terms hereof or of any Loan Documents, required to pay, or fail to keep any of the properties and assets constituting collateral free from new security interests, liens, or encumbrances, except as permitted herein, Bank may at its election make reasonable expenditures for any or all such purposes and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Bank, and shall have benefit of and be secured by the collateral; provided, however, the Bank shall be under no duty or obligation to make any such payments or expenditures.

        10.10.    Right of Offset.    Any indebtedness owing from Bank to Borrower may be set off and applied by Bank on any indebtedness or liability of Borrower to Bank, at any time and from time to time after maturity, whether by acceleration or otherwise, and without demand or notice to Borrower. Bank may sell participations in or make assignments of any Loan made under this Agreement, and Borrower agrees that any such participant or assignee shall have the same right of setoff as is granted to the Bank herein.

        10.11.    UCC Authorization.    Borrower authorizes Bank to file such UCC Financing Statements describing the collateral in any location deemed necessary and appropriate by Bank.

        10.12.    Modification and Renewal Fees.    Bank may, at its option, charge any reasonable fees for modification, renewal, extension, or amendment of any terms of the Note permitted by law.

        10.13.    Conflicting Provisions.    If provisions of this Agreement shall conflict with any terms or provisions of any of the Note(s) or Security Agreement(s), the provisions of such Note(s) or Security Agreement(s), as appropriate, shall take priority over any provisions in this Agreement.

        10.14.    Notices.    Any notice permitted or required by the provisions of this Agreement shall be deemed to have been given when delivered in writing to the City Executive or any Senior Vice President of the Bank at its offices in Washington, DC, and to the Chairman or Chief Financial Officer of the Borrower at its offices in McLean, Virginia when sent by certified mail and return receipt requested.

        10.15.    Consent to Jurisdiction.    Borrower hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement may be instituted in the Circuit Court of Fairfax County, Virginia, or the United States District Court for the Eastern District of Virginia, or in such other appropriate court and venue as Bank may choose in its sole discretion. Borrower consents to the jurisdiction of such courts and waives any objection relating to the basis for personal or in rem jurisdiction or to venue which Borrower may now or hereafter have in any such legal action or proceedings.

        10.16.    Counterparts.    This Agreement may be executed by one or more parties on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

        10.17.    Entire Agreement.    The Loan Documents embody the entire agreement between Borrower and Bank with respect to the Loan, and there are no oral or parol agreements existing between Bank and Borrower with respect to the Loan which are not expressly set forth in the Loan Documents.

[Signatures on Following Page]

SIGNATURE PAGE

        IN WITNESS WHEREOF, the Bank and the Borrower have caused this Agreement to be duly executed under seal all as of the date first above written.

WITNESS:	GLADSTONE CAPITAL CORPORATION, A Maryland Corporation
Name of Corporation
Attest:
/s/ HARRY BRILL Title: CFO and Treasurer (Corporate Seal)	By:	/s/ GEORGE STELLJES III Name: George Stelljes III Title: President
BRANCH BANKING AND TRUST COMPANY
Attest: (Corporate Seal)	By:	/s/ GREGG E. DOUGHERTY Name: Gregg E. Dougherty Title: City Executive

Exhibit A

Form of Compliance Certificate

Schedule 6.02

Liens

BB&T

PROMISSORY NOTE

Borrower: GLADSTONE CAPITAL CORPORATION Account Number: 9560119213		Note Number: 00001 District of Columbia
Address:	1616 Anderson Road McLean, Virginia 22102-0000	Date: June 22, 2004

        THE UNDERSIGNED REPRESENTS THAT THE LOAN EVIDENCED HEREBY IS BEING OBTAINED FOR BUSINESS/COMMERCIAL OR AGRICULTURAL PURPOSES. For value received, the undersigned promises to pay to BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the "Bank"), or order, at any Bank's offices at any of Bank's offices in the above referenced city (or such other place or places that may be hereafter designated by Bank), the sum of FIFTEEN MILLION AND NO/100 Dollars ($15,000,000.00), in immediately available coin or currency of the United States of America. Borrower shall pay a prepayment penalty as set forth in the Prepayment Penalty Addendum attached hereto.

Interest shall accrue from the date hereof on the unpaid principal balance outstanding from time to time at the:

☐
Fixed rate of                        % per annum.

☐
Variable rate of the Bank's Prime Rate plus            % per annum to be adjusted                        as the Bank's Prime Rate changes. If checked here            , the interest rate will not exceed a(n)             fixed            average maximum rate of                        % or a            floating maximum rate of the greater of                        % or the Bank's Prime Rate; and the interest rate will not decrease below a fixed minimum rate of                        %. If an average maximum rate is specified, a determination of any required reimbursement of interest by Bank will be made:            when Note is repaid in full by Borrower            annually beginning on                        .

☐
Fixed rate of                        % per annum through                        which automatically converts on                        to a variable rate equal to the Bank's Prime Rate plus                        % per annum which shall be adjusted                        as such Prime Rate changes.

☒
The Adjusted LIBOR Rate, as Defined in the Attached Addendum to Promissory Note

  Principal and interest is payable as follows

☒
Principal (plus any accrued interest not otherwise scheduled herein) is due in full at maturity on    6/1/05            .

☐
Principal plus accrued interest is due in full at maturity on                        .

☐
Payable in consecutive                        installments of            Principal commencing on

☐
Principal and Interest commencing on                  and continuing on the same day of each calendar period thereafter, in                         equal payments of $                        , with one final payment of all remaining principal and accrued interest due on                        .

☐
ChoiceLine Payment Option: 2% of outstanding balance is payable monthly commencing on                        and continuing on the same day of each calendar period thereafter, with one final payment of all remaining interest due on                        .

1

☒
Accrued interest is payable     Monthly             commencing on July 1, 2004 and continuing on the same day of each calendar period thereafter, with one final payment of all remaining interest due on             June 1, 2005            .

☐
Bank reserves the right in its sole discretion to adjust the fixed payment due hereunder                        on                 and continuing on the same day of each calendar period therafter, in order to maintain an amortization period of no more than                        months from the date of this Note. Borrower understand the payment may increase if interest rates increase.

☒
Prior to an event of default, Borrower may borrow, repay, and reborrow hereunder without penalty or premium pursuant to the terms of the Loan Agreement, hereinafter defined.

☐
Borrower hereby authorizes Bank to automatically debit from its demand, deposit, or savings account(s) with Bank, any payment(s) due under this Note on the date(s) due.

        The undersigned shall pay to Bank a late fee in the amount of five percent (5%) of any installment past due for ten (10) or more days. When any installment payment is past due for ten (10) or more days, subsequent payments shall first be applied to the past due balance. In addition, the undersigned shall pay to Bank a returned payment fee if the undersigned or any other obligor hereon makes any payment at any time by check or other instrument, or by any electronic means which is returned to Bank because of nonpayment due to nonsufficient funds.

        All interest shall be computed and charged for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. In the event periodic accruals of interest shall exceed any periodic fixed payment amount described above, the fixed payment amount shall be immediately increased, or additional supplemental interest payments required on the same periodic basis as specified above (increased fixed payments or supplemental payments to be determined in the Bank's sole discretion), in such amounts and at such times as shall be necessary to pay all accruals of interest for the period and all accruals of unpaid interest from previous periods. Such adjustments to the fixed payment amount or supplemental payments shall remain in effect for so long as the interest accruals shall exceed the original fixed payment amount and shall be further adjusted upward or downward to reflect changes in the variable interest rate; provided that unless elected otherwise above, the fixed payment amount shall not be reduced below the original fixed payment amount. However, Bank shall have the right, in its sole discretion, to lower the fixed payment amount below the original payment amount.

        This note ("NOTE") is given by the undersigned in connection with the following agreements between the undersigned and the Bank:

☒
General Security Agreement conveying a security interest in favor of Bank dated of even date herewith given by Borrower.

☒
Pledge Agreement (Membership Interests) dated of even date herewith, executed by Borrower in favor of Lender.

☒
Loan Agreement dated of even date herewith executed by Borrower.

        All of the terms, conditions and covenants of the above described agreements (the "Agreements") are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length and any holder of this Note is entitled to the benefits of and remedies provided in the Agreements and any other agreements by and between the undersigned and the Bank.

        No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or of any other right on any future occasion. The undersigned, regardless of the time, order or place of signing, waives presentment, demand, protest

2

and notices of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral if at any time there be available to the holder collateral for this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable.

        The failure to pay any part of the principal or interest when due on this Note (after any applicable cure period) or to fully perform any covenant, obligation or warranty on this or on any other liability to the Bank by the undersigned, or if any financial statement or other representation made to the Bank by the undersigned shall be found to be materially incorrect or incomplete, or in the event of default (after any applicable cure periods) pursuant to any of the Agreements or any other obligation of any of the undersigned in favor of the Bank, or, after an Event of Default shall have occurred and be continuing, in the event the Bank demands that the undersigned secure or provide additional security for its obligations under this Note and security deemed adequate and sufficient by the Bank is not given when demanded, or in the event the undersigned shall terminate its existence, allow the appointment of a receiver for any part of its property, make an assignment for the benefit of creditors, or where a proceeding under bankruptcy or insolvency laws is initiated by or against the undersigned, or in the event the Bank should otherwise deem itself, its security interest, or any collateral unsafe or insecure; or should the Bank in good faith believe that the prospect of payment or other performance is impaired, or if there is an attachment, execution, or other judicial seizure of all or any portion of the Borrower's assets, including an action or proceeding to seize any funds on deposit with the Bank, and such seizure is not discharged within 45 days, or if final judgment for the payment of money in excess of $100,000 shall be rendered against the Borrower which is not covered by insurance and shall remain undischarged for a period of 45 days unless such judgment or execution thereon is effectively stayed, then any one of the same shall be a material default hereunder and this Note and other debts due the Bank by any one or more of undersigned shall immediately become due and payable without notice, at the option of the Bank. From and after any event of default hereunder, interest shall accrue on the sum of the principal balance and accrued interest then outstanding at the variable rate equal to the Bank's Prime Rate plus 2% per annum ("Default Rate"), provided that such rate shall not exceed at any time the highest rate of interest permitted by the laws of the State of Virginia; and further provided that such rate shall apply after judgment. In the event of any default, the then remaining unpaid principal amount and accrued but unpaid interest then outstanding shall bear interest at the Default Rate called for hereunder until such principal and interest have been paid in full. In addition, upon default, the Bank may pursue its full legal remedies at law or equity, and the balance due hereunder may be charged against any obligation of the Bank to the undersigned. Bank shall not be obligated to accept any check, money order, or other payment instrument marked "payment in full" on any disputed amount due hereunder, and Bank expressly reserves the right to reject all such payment instruments. Borrower agrees that tender of its check or other payment instrument so marked will not satisfy or discharge its obligation under this Note, disputed or otherwise, even if such check or payment instrument is inadvertently processed by Bank unless in fact such payment is in fact sufficient to pay the amount due hereunder.

        The term "Prime Rate," if used herein, means the rate of interest per annum announced by the Bank from time to time and adopted as its Prime Rate. The Prime Rate is one of several rate indexes employed by the Bank when extending credit. Any change in the interest rate resulting from a change in the Bank's Prime Rate shall become effective as of the opening of business on the effective date of the change. If this Note is placed with an attorney for collection, the undersigned agrees to pay, in addition to principal and interest, all costs of collection including but not limited to reasonable attorneys' fees. All obligations of the undersigned shall bind its successors, and/or assigns. Use of the masculine pronoun herein shall include the feminine and the neuter, and also the plural. Wherever possible, each provision of this Note shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without

3

invalidating the remainder of such provision or the remaining provisions of this Note. The undersigned hereby waives all exemptions and homestead laws.

        From time to time the maturity date of this Note may be extended, or this Note may be renewed in whole or in part, or a new note of different form any be substituted for this Note, or the rate of interest may be modified, or changes may be made in consideration of loan extensions, and the holder hereof, from time to time may waive or surrender, either in whole or in part any rights, guaranties, secured interest, or liens, given for the benefit of the holder in connection with the payment and the securing the payment of this Note; but no such occurrence shall in any manner affect, limit, modify, or otherwise impair any rights, guaranties or security of the holder not specifically waived, released, or surrendered in writing, nor shall the undersigned makers, or any guarantor, endorser, or any person who is or might be liable hereon, either primarily or contingently, be released from such event. The holder hereof, from time to time, shall have the unlimited right to release any person who might be liable hereon, and such release shall not affect or discharge the liability of any other person who is or might be liable hereon. No waivers and modifications shall be valid unless in writing and signed by the Bank. The Bank may, at its option, charge any fees for the modification, renewal, extension, or amendment of any of the terms of the Note permitted by applicable laws. In case of a conflict between the terms of this Note and the Loan Agreement, the priority of controlling terms shall be first this Note, then the Loan Agreement This Note shall be governed by and construed in accordance with the laws of Virginia.

4

BB&T
PROMISSORY NOTE SIGNATURE PAGE

        IN WITNESS WHEREOF, the undersigned, on the day and year first written above, has caused this Note to be executed under seal.

If Borrower is a Corporation:
ATTEST: /s/ Harry Brill	GLADSTONE CAPITAL CORPORATION, a Maryland corporation

Name of Corporation
Title: CFO and Treasurer (CORPORATE SEAL]	By:	/s/ GEORGE STELLJES III Name: George Stelljes III Title: President

5

ADDENDUM TO PROMISSORY NOTE

        THIS ADDENDUM TO PROMISSORY NOTE ("Addendum") is hereby made a part of the Promissory Note dated June 22, 2004, from GLADSTONE CAPITAL CORPORATION, a Maryland corporation ("Borrower") payable to the order of Branch Banking and Trust Company ("Bank") in the principal amount of $15,000,000.00 (including all renewals, extensions, additional advances, modifications and substitutions therefore, the "Note").

I. DEFINITIONS.

        1.1   Adjusted LIBOR Rate means a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/100ths of 1.0%) by adding (i) 30-day LIBOR plus (ii) two and one-half percent (2.500%) per annum, which shall be adjusted monthly on the first day of each month for each LIBOR Interest Period. If the first day of any month falls on date when the Bank is closed, the Adjusted LIBOR Rate shall be determined as of the last preceding business day.

        1.2   30-day LIBOR means the average rate (rounded upward, if necessary, to the next higher 1/100th of one percent) quoted in The Wall Street Journal (Credit Markets Section) or on page 3750 of the Telerate Service (or such other page as may replace Page 3750 of such service or such other service as may be designated by the British Bankers Association) on the determination date for deposits in U.S. Dollars offered in the London interbank market for one month, or if the above method for determining LIBOR shall not be available, a rate determined by a substitute method of determination agreed on by Company and Bank; provided, if such agreement is not reached within a reasonable period of time (in Bank's judgment), a rate reasonably determined by Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by Bank) in the London interbank for U.S. Dollar deposits.

        1.3   LIBOR Advance means each loan advance made by Bank to Borrower evidenced by this Note.

        1.4   LIBOR Interest Period means a period of one calendar month which shall begin on the first day of any month notwithstanding the maturity date of this Note; provided, however, that a LIBOR Interest Period may be less than one calendar month in and only in the calendar month in which the Note originates or matures.

        1.5   LIBOR Reserve Percentage means the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (i) any category of liability which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (ii) any category of extensions of credit or other assets related to LIBOR.

        1.6   Standard Advance means the loan advances made by Bank to Borrower evidenced by this Note upon which the Standard Rate shall apply should the conditions in 2.2(b) occur.

        1.7   Standard Rate means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the Bank's announced Prime Rate, and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

II.    LOANS BEARING ADJUSTED LIBOR RATE

        2.1   Election of Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall apply to the entire principal balance outstanding of a loan for any LIBOR Interest Period.

        2.2   Adjusted LIBOR Based Rate Protections.

1

          (a)    Inability to Determine Rate.    In the event that Bank shall have determined, which determination shall be final, conclusive and binding, that by reason of circumstances occurring after the date of this Note affecting the London interbank market, adequate and fair means do not exist for ascertaining the LIBOR on the basis provided for in this Note, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination, whereupon (i) no LIBOR Advance shall be made until Bank notifies Borrowers that the circumstances giving rise to such notice no longer exist, and (ii) any request by Borrowers for a LIBOR Advance shall be deemed to be a request for a Standard Advance.

          (b)    Illegality; Impracticability.    In the event that Bank shall determine, which determination shall be final, conclusive and binding, that the making, maintaining or continuance of any portion of a LIBOR Advance (i) has become unlawful as a result of compliance by Bank with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any of the same not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Bank material hardship, as a result of contingencies occurring after the date of this Note materially and adversely affect the London interbank market or Bank's ability to make LIBOR Advances generally, then, and in any such event, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination. Thereafter, (x) the obligation of Bank to make any LIBOR Advances or to convert any portion of the loan to a LIBOR Advance shall be suspended until such notice shall be withdrawn by Bank, and (y) any request by Borrower for a LIBOR Advance shall be deemed to be a request for a Standard Advance. Time is of the essence of this Addendum.

        This Addendum is executed under seal.

BORROWER:
ATTEST: /s/ Harry Brill	GLADSTONE CAPITAL CORPORATION, a Maryland corporation

Name of Corporation
Title: CFO and Treasurer	By:	/s/ GEORGE STELLJES III
(corporate seal)

2

QuickLinks

SIGNATURE PAGE
Exhibit A Form of Compliance Certificate
Schedule 6.02 Liens
BB&T PROMISSORY NOTE
BB&T PROMISSORY NOTE SIGNATURE PAGE
ADDENDUM TO PROMISSORY NOTE